Discover the Difference Common Stock Offering December 2005

Forward Looking Statements 3 This presentation may contain forward-looking statements. These statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including "may," "will," "could," "would," "should," "anticipate," "expect," "intend," "plan," "project," "believe," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which remain beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in the prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of the prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of the prospectus or to reflect the occurrence of unanticipated events.

Offering Summary Shares Offered (All Primary): 2,000,000 Estimated Offering Size(1): $16.0 million Shares Outstanding (post-offering): 4,243,662 Over-Allotment Option: 300,000 Nasdaq Symbol: CFBK Anticipated Pricing Date: Week of December 19, 2005 Use of Proceeds: Support Growth Sole Manager: Ryan Beck & Co. (1) Based on recent CFBK stock price of $8.00 5

Investment Highlights A Whole New Ballgame New management team New markets New business mix New capital to take advantage of opportunities in the market 7

A Bit of History 1892 to 1998 - Sleepy mutual thrift in Columbiana County, Ohio 1998 to 2003 - Sleepy public thrift in Columbiana County, Ohio - Excess capital - Traditional single family lender - Meager profitability levels - Strong dividend payout (which continues today) 9

New Management Team With Outstanding Prior Experience

- **Dave Vernon** – *Chairman* (1/03). Founder of Summit Bank in Akron (sold to FirstFederal Financial Services); Bank One of Akron; Firestone Bank

- **Mark Allio** – *Vice Chairman, President and CEO* (2/05). President and CEO of Rock Bank (Quicken Loans affiliate); President, CFO of Third Federal Savings MHC

- **Ray Heh** – *President and COO* of CFBank (6/03). President of Northeastern Ohio Region of Bank One; Chairman and CEO of Bank One of Akron

- **Terri Liutkus** – *CFO* (11/03). CFO of First Place Financial (FPFC) and First Place Bank

- **Parker MacDonell** – *Regional President* – Columbus (5/03). SVP of Bank One Columbus

- **Bill Reed** – *Senior Credit Officer* (1/04). Senior Credit Officer of FirstMerit Corp. (FMER)

6

Central Federal Corporation

Historical Market 13 East Liverpool/Salem MSA (Columbiana County) Historical base of the bank since 1892 Stable community with 15th highest level of deposits among Ohio's 88 counties Total bank deposits - $2.0 billion Stagnant to slightly declining population growth (2005 population - 110,000) Median household income $39,000 (versus $49,000 for State of Ohio) CFBank has the #5 market share in the county Source: SNL DataSource

New Markets 15 Akron MSA (Summit County) Vibrant market which is the home of Goodyear Tire, FirstEnergy, the University of Akron and other major employers Total bank deposits - $9.9 billion (dominated by large regional and super-regional banks) Population of 710,000 Median household income of $52,000 Adjacent to the Cleveland MSA (population of 2.1 million, bank deposits of $64.5 billion) Source: SNL DataSource

New Markets 17 Columbus MSA (Franklin County) Vibrant market which is the state capital and home of The Ohio State University, Limited Brands, Cardinal Health, Wendy's, Huntington Bancshares and other major employers Total bank deposits - $28.8 billion (dominated by large regional and super-regional banks) Population of 1.8 million Median household income of $54,000 Source: SNL DataSource

Market Area Strategy 19 Maintain / build upon strong market share in Columbiana County, which over time may have slightly lower deposit costs and a slightly less expensive work force Achieve significant market share growth in business banking in the Summit County and Franklin County markets by offering a level of service that far surpasses our larger competitors

New Business Mix 21

Discover the Difference Access to decision makers with industry knowledge Speed of execution (quick loan decisions) and flexibility in product structure Check scanners at the customer's office, enabling more immediate recognition of funds and fewer trips to bank Courier service and free access to over 800 network ATMs as well as online banking Over 200 years of banking experience in the management group Experience in running multi-billion dollar banks as well as community banks (commercial banks & thrifts) A customer-first attitude 23

Financial Highlights 25

Financial Highlights 27 Stable Net Interest Margin 2000 2001 2002 2003 2004 2005 YTD 0.0296 0.0345 0.0356 0.0328 0.0327 0.0338

Financial Highlights: Excellent Asset Quality 29 Allowance for Loan Losses to Total Loans 2000 2001 2002 2003 2004 2005 YTD 0.0041 0.0053 0.0057 0.0071 0.009 0.0113 Net Charge-offs to Average Loans 2000 2001 2002 2003 2004 2005 YTD 0.0002 0.0005 0.0005 0.0008 0.001 0.0018

Our Challenge 31 We have built the infrastructure necessary to support a much larger balance sheet: Strong and deep management team De novo branches in Fairlawn (Akron) and Columbus Credit department Technology and service initiatives We now need significantly more net interest income to cover our expense base: A lot of the hard work has been done We can achieve significant growth in our two new markets Our management team is accustomed to managing significantly larger banks We will never take shortcuts on asset quality The new capital from this offering will enable us to achieve our goals

Insider Ownership 33

Attractive Valuation 35 Source: SNL DataSource

Attractive Valuation 37 Source: SNL DataSource

Why Invest in Central Federal? 39 New management team capable of achieving significant growth New markets that offer tremendous growth potential New business mix, shifting from a traditional thrift to a community bank Strong asset quality Very attractive valuation Growth potential in a value sector Limited downside risk Very attractive dividend yield (investors are paid to wait for our turnaround) Discover the difference